Exhibit 4.11

WAIVER LETTER

JMU Limited

Maples Corporate Services Limited

P.O. Box 309, Ugland House

Grand Cayman, KY1-1104

Cayman Islands

July 22, 2019

Ladies and Gentlemen:

Reference is made to that certain Sale and Purchase Agreement, dated as of the date hereof (as further amended, amended and restated, modified or supplemented from time to time, the “SPA”) by and between JMU Limited (the “Seller”) and Marvel Billion Development Limited (億迅發展有限公司) (the “Purchaser”), pursuant to which the Seller will sell to the Purchaser and the Purchaser will purchase from the Seller all the issued and outstanding shares of New Admiral Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands that is wholly owned by the Seller and an indirect holder of all the issued and outstanding shares of the undersigned, Join Me Group Supply Chain Management Company Limited (“Join Me Supply Chain”). Capitalized terms not defined hereunder shall have the meanings ascribed to them in the SPA.

In connection with the transaction contemplated under the SPA, Join Me Supply Chain hereby irrevocably waives, upon the execution of this Waiver Letter, all the rights, requests, claims and/or allegations that it may have against the Seller and the Seller’s affiliates with respect to all the outstanding liabilities owed by the Seller to Join Me Supply Chain. Join Me Supply Chain acknowledges that this Waiver Letter shall be also binding upon any successor of Join Me Supply Chain and Join Me Supply Chain shall cause any of its successors to comply with this Waiver Letter.

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IN WITNESS WHEREOF, the undersigned has executed this Waiver Letter as of the date and year first written above.

THE UNDERSIGNED:

Join Me Group Supply Chain Management Company Limited

By:	/s/ ZHU Xiaoxia

Name:
Title:

[Signature Page to the Waiver Letter]